Exhibit 12

Intervest Bancshares Corporation and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

	For the Year Ended December 31, 2008
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation	Intervest Mortgage Corporation
Earnings before income taxes (1)	$ 13,157	$138	$1,541
Fixed charges, excluding interest on deposits (2)	9,740	3,537	5,150

Earnings before income taxes and fixed charges, excluding interest on deposits	22,897	3,675	6,691
Interest on deposits	80,636	-	-

Earnings before income taxes and fixed charges, including interest on deposits	$103,533	$3,675	$6,691

Earnings to fixed charges ratios:
Excluding interest on deposits	2.35 x	1.04 x	1.30 x
Including interest on deposits	1.15 x	1.04 x	1.30 x

	For the Year Ended December 31, 2007
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation	Intervest Mortgage Corporation
Earnings before income taxes (1)	$ 34,452	$292	$1,650
Fixed charges, excluding interest on deposits (2)	11,106	3,647	6,526

Earnings before income taxes and fixed charges, excluding interest on deposits	45,558	3,939	8,176
Interest on deposits	78,547	-	-

Earnings before income taxes and fixed charges, including interest on deposits	$124,105	$3,939	$8,176

Earnings to fixed charges ratios:
Excluding interest on deposits	4.10 x	1.08 x	1.25 x
Including interest on deposits	1.38 x	1.08 x	1.25 x

	For the Year Ended December 31, 2006
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation	Intervest Mortgage Corporation
Earnings before income taxes (1)	$ 41,484	$118	$5,813
Fixed charges, excluding interest on deposits (2)	12,666	4,910	7,197

Earnings before income taxes and fixed charges, excluding interest on deposits	54,150	5,028	13,010
Interest on deposits	65,631	-	-

Earnings before income taxes and fixed charges, including interest on deposits	$119,781	$5,028	$13,010

Earnings to fixed charges ratios:
Excluding interest on deposits	4.28 x	1.02 x	1.81 x
Including interest on deposits	1.53 x	1.02 x	1.81 x

(1)	Intervest Bancshares Corporation’s earnings before income taxes includes dividends received from its subsidiaries for purposes of this calculation.

(2)

Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short-term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.